Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in the Registration Statement on Form S-11 filed by PIMCO Mortgage Income Trust Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on April 18, 2019 and in all subsequent pre-effective and post-effective amendments or supplements thereto, and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”), as an individual to become a director of the Company and to the inclusion of the undersigned’s biographical information in the Registration Statement.

/s/ Sara Recktenwald
Name: Sara Recktenwald

Dated: April 11, 2019